Exhibit 4

Durban Roodepoort Deep, Limited

(Incorporated in the Republic of South Africa)

(Registration number 1895/000926/06)

(Share code: DUR)

(ISIN: ZAE 000015079)

(ARBN number: 086 277 616)

(NASDAQ Trading Symbol: DROOY)

(“DRD”)

DRD WELCOMES EMPEROR’S RECOMMENDATION OF FINAL OFFER

Chief Executive Officer of DRD, Ian Murray, has welcomed a decision by a majority of the independent directors of the Emperor Mines Limited (“Emperor”) board to recommend to shareholders that they accept DRD’s final, revised offer for the company.

DRD announced that it will increase its bid for Emperor to five DRD shares for every 22 Emperor shares it does not already own.

The agreed offer represents an increase of 14% over DRD’s previous offer.  DRD’s previous offer represented a 32% premium over the price at which Emperor was trading prior to the announcement of the offer on 8 March 2004.

“We believe our original offer was fair based on Emperor’s share price tracking the offer since the bid was launched. This new offer reflects our strong intention to proceed with the full takeover and add value to the Vatukoula Gold Mine in Fiji,” Murray said.

DRD has decided to waive all but one of the conditions to the offer.  The remaining minimum acceptance condition of 90% will be waived and the offer will become fully unconditional upon DRD becoming entitled to at least 50.1% of the total Emperor shares on issue.

DRD has also decided to:

•                  shorten the time for payment of the offer consideration to accepting shareholders to within seven days after its offer becomes unconditional, or after acceptance of the offer, whichever is the latter; and

•                  extend the offer period so that it will expire at 7pm (Sydney time) on Wednesday, 14 July 2004, unless extended in accordance with the Corporations Act.

The documentation concerning these changes will be sent to Emperor shareholders shortly.

Johannesburg

10 June 2004

QUERIES

DRD

Ian Murray

Chief Executive Officer

O424 244 195 (within Australia) or

+27 82 441 4090 (from within South Africa and overseas)

CIBC World Markets (financial advisor)

Neil Johnson

Managing Director

CIBC World Markets

+61 2 9275 1301 (office)

+61 419 924 784 (mobile)

South Africa

Investor and Media Relations

Ilja Graulich, Durban Roodepoort Deep, Limited

+27 11 381 7826 (office)

+27 83 604 0820 (mobile)

James Duncan, Russell & Associates

+27 11 880 3924 (office)

+27 82 892 8052 (mobile)

Australasia

Investor and Media Relations

Paul Downie, Porter Novelli

+61 893 861 233 (office)

+61 414 947 129 (mobile)

United Kingdom/Europe

Investor and Media Relations

Phil Dexter, St James’s Corporate

+44 20 7499 3916 (office)

+44 779 863 4398

North America

Investor Relations

Susan Borinelli, Breakstone & Ruth International

+1 646-536-7018 (office)

+1 917-570-8421 (mobile)

Media Relations

Jessica Anderson, Breakstone & Ruth International

+1 646-536-7002 (office)

+1 347-423-5859 (mobile)